Exhibit 99.2

Capstone Industries Shipping $2,000,000 Re-Order of Eco-i-Lites

South Florida-based Capstone Industries Inc., a wholly owned subsidiary of CHDT Corporation (OTCBB: CHDO), announced today that it has begun shipping a $2,000,000 plus re-order to a national retailer.

This makes the third consecutive year that Capstone's Eco-i-Lite program will be featured by this national retailer. Goods began shipping this week and will continue moving throughout the third quarter, which will result in the largest third quarter revenue in Company history.

The Eco-i-Lite products were designed to be lightweight and easy to use, making them ideal for safety and preparedness for disasters as well as everyday household needs. Designed as the first aesthetically pleasing power failure devices, these multi-functional products combine the convenience of a power failure light, a flashlight and a nightlight.

Each product brings together safety, design and sustainability while including the following features:

--  Automatically turns on when the power goes out
--  6 LED Handheld light comes out of the charging base effortlessly
--  LED Nightlight with auto sensor turns on automatically when the room or space is dark or can be left on at all times
--  Environmentally-friendly, rechargeable, Lithium-Ion battery and LED bulbs, which require no replacement
--  Cutting-edge induction charging technology
--  Convenient for every room in the house

"This order continues to confirm that the Eco-i-Lite is becoming the new breed of flashlight/emergency, lighting devices. The item, which now comes in three sizes, Mini, Midi, and Full-size continues to be re-ordered by existing customers and over the next few months will arrive on the shelves of many new retailers," said Reid Goldstein, President of Capstone Industries.

Earnings Conference Call

The Company will be holding a conference call today at 4:00 P.M. to allow shareholders and analysts the opportunity to hear management discuss the Company's quarterly results and future outlook. To participate: Dial 1-800-791-2345 and at the prompt enter the five-digit code 45101. The conference call will also be available on the Company's website at www.chdtcorp.com on Tuesday.

About CHDT Corporation

CHDT Corporation (http://www.chdtcorp.com) is a public holding Company that engages, through its wholly owned subsidiaries, in the development, manufacturing, logistics, and distribution of consumer products to retailers and wholesalers throughout North America. See www.chdtcorp.com for more information about the Company and www.capstoneindustries.com for information on our current product offerings. Reference of URLs in this press release does not incorporate said URLs or any of their contents in this press release.